Monday, May 2, 2022

Further to our recent meetings, discussions, correspondence, and preliminary due diligence activities conducted to date, we are pleased to provide this non-binding Letter of Intent (the "LOI") outlining the principal terms and conditions on which Better For You Wellness, Inc. (the "Purchaser") is prepared to enter into a formal Purchase and Sale Agreement for all the issued and outstanding shares of Ironwood Clay Co Inc. (the "Company") on a cash-free and debt-free basis.

The primary purpose of this LOI is to provide all parties with sufficient comfort to devote further resources and time necessary to proceed to the conducting of any additional due diligence activities, and the preparation of the required definitive agreements, and the execution thereof.

BACKGROUND

Given the Purchaser's understanding of the Company's business model generally, and its existing supply chain volumes, product selection, quality standards, and service levels, together with the Purchaser's assessment of the quality and scope of the Company's management, and employees, the Purchaser is interested in acquiring the operations of the Company.

Terms of the Adjusted Acquisition Agreement

Cash and Stock Agreement

• CAD 16M in Cash

o CAD 8.5M down at Closing.

o CAD 7.5M within 12-month of Closing.

Seller Financing of CAD 7.5M taken as a debenture to ICCI Shareholders (the "Secured Debenture") maturing on the date that is 12 months following

◾ Closing (the "Maturity Date") and secured as first charge as against the Ironwood assets.

1349 East Broad Street, Columbus, OH 43205

Letter of Intent

May 2, 2022

◾ Failure to Fund in 12 Months: In the event BFYW cannot complete payment of CAD 7.5 M on or before the Maturity Date:

◾ An amount equal to 1.5% of the principal amount outstanding at such date under the Secured Debenture (the "Penalty Date") shall be added to the principal amount of the Secured Debenture.  As long as amounts remain outstanding under the Secured Debenture, further Penalty Dates shall occur each 30 days following the Maturity Date in which principal amounts remain owing under the Secured Debenture.

◾ If the principal amount outstanding remains outstanding under the Secured Debenture on any Penalty Date a gross overriding royalty in favor of the ICCI shareholders in an amount equal to 0.1% of gross revenues generated by the Ironwood assets shall be registered on title to the Ironwood assets on each such Penalty Date.

• Issue CAD 9.4M in BFYW Stock

o BFYW Stock can be issued Immediately upon signing Definitive Agreement

Closing

• June 30, 2022

Board Seats

o ICCI Provided Board BFYW Board Seats to strengthen the partnership and ensure representation and oversight.

Line of Credit

o BFYW has secured a USD 5M credit line outside of RBC.

o RBC has indicated that BFYW could take over the existing Credit Line.

Employment

o Rodger Upton to be engaged to run Ironwood for a period of 12 months from Close at same terms as currently receiving (Salary & bonus).

Zero Balance Sheet

o Zero balance sheet (adjusted to receivables less payables, inventory & COH)

Up-listing

o BFYW plans/intends to up-list to a National Securities Exchange within 12-months.

o Timeframe is Controlled by Regulators and Exchange bandwidth, not the Company.

1349 East Broad Street, Columbus, OH 43205

Letter of Intent

May 2, 2022

If the foregoing accurately reflects your understanding, please sign and return a copy of this letter to us which will thereupon constitute our mutual understanding with respect to the Transaction contemplated in this letter.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Letter of Intent as of the date first written above.

/S/	/S/
The Purchaser Name: Ian James Title: Chairman and CEO Better For You Wellness Inc.	The Company On behalf of the Shareholders of Ironwood Clay Company, Inc. Name: Rodger Upton Title: President Ironwood Clay Company, Inc.

1349 East Broad Street, Columbus, OH 43205